Exhibit 2.2

Execution Version

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated September 3, 2010 (the “Effective Date”), is made by and among IMPCO Technologies, Inc., a Delaware corporation (“Buyer”), EvoTek LLC, a Florida limited liability company (the “Company”), Tana Wroblewski (“Seller”), Gerald Wroblewski (“Mr. Wroblewski” and, together with the Company and Seller, a “Seller Party” or the “Seller Parties”) and, only with respect to Section 2.2(b), Fuel Systems Solutions, Inc., a Delaware corporation and sole shareholder of Buyer (“Parent”) .

Each of the Buyer, the Company, Seller and Mr. Wroblewski are sometimes referred to herein as a “Party” and collectively they are the “Parties”.)

RECITALS

WHEREAS, the Company is engaged in the business of providing consulting and engineering services to manufacturers, upfitters and fleets in the alternative fuel industry and providing related technology platforms and hardware components to customers in the United States;

WHEREAS, Seller owns all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, Seller desire to sell to Buyer all of the Interests (the “Transferred Interests”), and Buyer desires to purchase the Transferred Interests, in each case on the terms and conditions set forth herein; and

WHEREAS, Mr. Wroblewski, the spouse of Seller, will receive substantial direct and indirect benefits from the Contemplated Transactions.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, on the basis of and in reliance upon the representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings:

“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of the Company; (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate” means, with respect to a Person, each other Person controlled by, controlling, or under common control, with such Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of stock or other equity interest or as trustee or executor, by contract, or credit arrangement or otherwise.

“Agreement” shall have the meaning specified in the opening paragraph.

“Asset Allocation Statement” shall have the meaning specified in Section 2.5.

“Average Closing Price” shall mean the average of the Closing Prices on the five (5) Trading Days immediately preceding the Effective Date.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Buyer” shall have the meaning specified in the opening paragraph.

“Buyer Group” shall have the meaning ascribed to such term in Section 8.1.

“Buyer Indemnity Claims” shall have the meaning ascribed to such term in Section 8.1.

“Calibrations” shall mean a set of data used by the Software that defines operational specifics and adjusts the operation, responses and instructions of the Software.

“CARB” shall mean the California Environmental Protection Agency Air Resource Board.

“Certification” shall mean, with respect to a Product, the necessary certification from the EPA and/or the necessary Executive Order from CARB for unrestricted use within the United States or, as applicable, California.

“Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 2.3.

“Closing Price” shall mean the closing sale price of Common Stock of Parent on a Trading Day as supplied by the Nasdaq Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another mutually agreed upon authoritative source).

“COBRA” means, collectively, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract: (a) under which Company has or may acquire any rights or benefits; (b) under which Company has or may become subject to any obligation or Liability; or (c) by which Company or any of the assets owned or used by Company is or may become bound.

“Company Employees” shall have the meaning ascribed to such term in Section 3.23.

“Competing Business” shall have the meaning ascribed to such term in Section 3.30.

“Confidential Information” means all information, belonging or relating to the Buyer (including information belonging or relating to the Company, including the Software and the Calibrations, as to which Buyer directly or indirectly acquires an ownership interest at the Closing) which is not generally known to the public, including, without limitation, business or trade secrets, price lists, methods, formulas, know-how, customer lists, manufacturing processes, product cost, marketing plans, research and development and financial information.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, collective bargaining agreement, license, instrument, purchase and sales order, commitment, undertaking, or obligation, whether written or oral, express or implied.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Effective Date” shall have the meaning specified in the opening paragraph.

“Effective Time” means the time at which the Closing is consummated.

“Employment Documents” shall have the meaning ascribed to such term in Section 2.4(a)(iii).

“Environmental Laws” shall have the meaning ascribed to such term in Section 3.28.

“EPA” shall mean the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a corporation, trade or business controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code).

“Escrow Agreement” shall have the meaning ascribed to such term in Section 2.4(a)(i).

“Escrow Agent” means a third party escrow agent agreed upon by the Parties.

“Escrow Fund” shall have the meaning ascribed to the term in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FIRPTA Certificate” shall have the meaning ascribed to such term in Section 2.4(a)(vii).

“GAAP” means generally accepted accounting principles, consistently applied.

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” shall mean any federal, state, commonwealth, provincial, local or foreign governmental authority, entity, body, branch, agency, department, bureau, board, commission, officer, official, court, adjudicator, tribunal, or other entity, including any agent, division or subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or law or having jurisdiction over the manufacture, formulation, or sale of any Product or the Company.

“Hypertech Agreement” shall have the meaning ascribed to such term in Section 2.4(a)(v).

“Indemnified Party” shall have the meaning ascribed to such term in Section 8.3.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 8.3.

“Intellectual Property Assets” shall have the meaning ascribed to such term in Section 3.6.

“Intellectual Property Rights” means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof; (b) rights associated with works of authorship, including, without limitation, copyrights, copyright applications and copyright registrations; (c) rights in trademarks, trademark registrations and applications therefor, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and Confidential Information; (e) Internet domain names; and (f) all other intellectual, industrial or proprietary rights anywhere in the world.

“Interests” shall have the meaning ascribed to such term in the Recitals.

“Inventories” means all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“Know-How” shall mean the Calibrations, manufacturing and assembly processes, specifications, techniques, practices and technical data relating to the manufacture, assembly, operation, use, packaging and performance of the Products; directions and specifications for the proper installation, assembly, packaging of the Products; the methods and procedures of testing the Products; and methods and procedures concerning the marketing, promotion, distribution and sale of the Products.

“Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person. Knowledge of each Seller Party shall be attributed to each of Seller, Mr. Wroblewski and the Company, such that each inference to Knowledge of Seller, however phrased, shall mean the collective Knowledge of Seller, Mr. Wroblewski and the Company.

“Legal Requirements” means any requirement arising under any action, law, proceeding, determination or direction of an arbitrator or Governmental Entity, including any environmental and safety requirement.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

“Material Adverse Effect” means any fact or facts which, individually or collectively, can or may negatively impact: (a) the business, operations, properties, financial condition or results of operations, or prospects of the Company taken as a whole; (b) the Contemplated Transactions; or (c) the ability of any of the Seller Parties to perform their respective obligations under this Agreement.

“OEM” shall mean original equipment manufacturer.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or other governing body or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Parent” shall have the meaning specified in the opening paragraph.

“Party” shall have the meaning specified in the second opening paragraph.

“Parties” shall have the meaning specified in the second opening paragraph.

“Permit” shall mean any application permit, certification (including, without limitation, the Certifications), executive order, authorization, license, approval, registration, franchise, certificate, permission, exemption, consent, or equivalent decision or document of, from, or required or issued by any Governmental Entity or under any applicable law, as amended or supplemented from time to time.

“Permitted Liens” means: (a) any Lien for Taxes or other governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) any mechanics’, carriers’, workers’, repairers’ or similar statutory Lien arising in the Ordinary Course of Business by operation of law with respect to a liability that is not yet due or delinquent and which statutory Liens are not, individually or in the aggregate, material to the Company; and (c) with respect to assets leased by any Seller Party, any Liens of record which do not materially affect the use by the Company of the asset which is leased.

“Person” shall mean and include, without limitation: (a) any corporation, partnership, limited liability company, joint venture, joint stock company, association, trust, business trust, estate, unincorporated organization, or other business entity recognized under Applicable law, other than the Buyer or any Seller Party; (b) any Governmental Entity; and (c) any individual.

“Personal Property Lease” shall have the meaning ascribed to such term in Section 3.17(a)(v).

“Plan” shall have the meaning ascribed to such term in Section 3.25.

“Pro Forma Balance Sheet” shall have the meaning ascribed to such term in Section 3.15.

“Pro Forma Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.15.

“Proceeding” means any action, arbitration, audit, Claim, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Products” shall mean manufactured and assembled conversion kits, platforms, parts and systems, including in each case Software and Calibrations, which work through existing OEM on board computers to enable vehicles with internal combustion engines to be converted to operate on compressed natural gas (“CNG”), liquefied propane gas (“LPG”) and hydrogen fuels.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1(a).

“Recall” shall mean: (a) any removal of a Product from any channel of distribution; or (b) cessation of shipment of a Product from any warehouse or other location where such Product is held, regardless of the reason for such action or whether such action was undertaken at the request or demand of a Governmental Entity by the Company, or at the discretion of any counterparty to a supply agreement with the Company.

“Record” means information that is inscribed in a tangible medium or that is stored in an electronic or other media and is retrievable in readable form.

“Related Person” means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person, (ii) any Person that holds a Material Interest in such specified Person, (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity), (iv) any Person in which such specified Person holds a Material Interest and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and (iii) any other natural Person who is related to the individual or the individual’s spouse in the first degree; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” means a Party’s Affiliates and its officers, directors, principals, attorneys, agents, employees and other authorized representatives.

“Required Consents” shall have the meaning ascribed to such term in Section 7.1(f).

“Restricted Affiliate” means, with respect to a Restricted Party, any business, firm, entity or other Person with respect to which such Restricted Party, serves as an officer, director or partner or member, or is employed by, or serves as a consultant with or has any equity or equity-like interest in (other than equity interests that are publicly traded and such ownership does not exceed 3% of the outstanding equity interest of such entity) or otherwise owns, manages, operates or Controls, directly or indirectly.

“Restricted Parties” shall have the meaning ascribed to such term in Section 6.3(a).

“Restricted Party” shall have the meaning ascribed to such term in Section 6.3(a).

“Restricted Period” shall have the meaning ascribed to such term in Section 6.3(a).

“Revised Asset Allocation Statement” shall have the meaning ascribed to such term in Section 2.5.

“Securities Act” means the Securities Act of 1933, as amended through the date hereof, including by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Seller” shall have the meaning specified in the opening paragraph.

“Seller Group” shall have the meaning ascribed to such term in Section 8.2.

“Seller Indemnity Claims” shall have the meaning ascribed to such term in Section 8.2.

“Seller’s Knowledge” means all facts and information which are, or could reasonably be expected to be, within the Knowledge of the Seller, Mr. Wroblewski and the managers, officers and directors and members, as applicable, of the Company.

“Seller Parties” shall have the meaning specified in the opening paragraph.

“Shares” shall have the meaning ascribed to such term in Section 2.2(b).

“Software” shall mean computer software, both object and source code, instructions and technology delivered as a component of the Products that works with an OEM’s on-board computer and systems to enable the corresponding engine to operate with a fuel or fuels other than gasoline.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto. The term “tangible” as used herein is not intended to be construed by reference to the Uniform Commercial Code definition of the term “tangible” thus, Intellectual Property Assets are not included within Tangible Personal Property.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority.

“Tax Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, report, information return, schedule, certificate, statement, election (including, without limitation, any election to be treated as a Subchapter S corporation) or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

“Trading Day” shall mean a day for which a Closing Price is so supplied.

“Transaction Documents” means, collectively, this Agreement and all other transaction document agreements, instruments, certificates and other documents expressly contemplated by this Agreement.

“Transferred Interest” shall have the meaning ascribed to such term in the Recitals.

“Wroblewski Software” means that certain software developed by Mr. Wroblewski individually and indicated as being owned by Mr. Wroblewski on Schedule 3.6,

1.2 Interpretation. Accounting terms not defined in this Agreement shall have the meaning given to them under GAAP. All accounting calculations shall be calculated on a consistent basis. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this

Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer all rules and regulations promulgated thereunder, unless the context requires otherwise.

2. THE TRANSACTIONS

2.1 Purchase and Sale of the Transferred Interests. Subject to the terms and conditions of this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, assign, transfer, convey and deliver the Transferred Interests owned by Seller to Buyer, and Buyer shall purchase, acquire and accept from Seller the Transferred Interests being sold by Seller, free and clear of all Liens.

2.2 Purchase Consideration; Payment Thereof.

(a) The purchase price for the Transferred Interests (the “Purchase Price”) shall be an aggregate of (i) Four Million Dollars ($4,000,000.00) (the “Cash Purchase Price”) and (ii) the Shares provided for in Section 2.2(b).

(b) In accordance with Section 2.4(b)(ii), at the Closing, the Buyer shall cause to be deposited with the Escrow Agent three (3) or more legended certificates issued in the name of Seller representing an amount of shares of Common Stock of Parent equal, in the aggregate, to the product of Three Million Dollars ($3,000,000.00) divided by the Average Closing Price, rounded up to the nearest whole number (the “Shares”). The Shares held by the Escrow Agent may hereinafter be referred to as the “Escrow Fund”. The Escrow Fund shall be used to pay the Earnout under the terms specified in Schedule 2.2(b). The Escrow Fund, to the extent earned but not released to Seller, shall be used to satisfy amounts payable to the Buyer Group pursuant to Article 8 as more particularly described in Article 8 and the Escrow Agreement.

2.3 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Day Pitney LLP, located in New York, New York, commencing at 10:00 a.m. (local time) on September 15, 2010, or such other date, whether earlier or later, as the Parties may agree in writing (the “Closing Date”). Subject to the provisions of Section 9.1, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 9.1.

2.4 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

(i) an appropriate instrument of transfer to evidence the sale of the Transferred Interests to Buyer;

(ii) an escrow agreement mutually agreeable to Buyer and Seller, executed by Seller (the “Escrow Agreement”);

(iii) employment letters and employee invention and confidential information agreements, substantially in the form of Exhibit 2.4(a)(iii), executed by Mr. Wroblewski and Seller in favor of Buyer (the “Employment Documents”);

(iv) a license agreement, in the form of Exhibit 2.4(a)(iv), executed by Mr. Wroblewski granting the Company an irrevocable non-exclusive worldwide license to use the Wroblewski Software and to exercise all rights to such software as if the Company were the owner thereof, including without limitation, the exclusive right to use the Wroblewski Software within the Company’s field of use as defined therein (the “License Agreement”);

(v) a consent to assignment, termination, amendment or other agreement, acceptable in form and substance to the Buyer in its sole discretion, to the Non-Disclosure and Non-competition Agreement by and among Hypertech, Inc., a Tennessee corporation, Seller, Mr. Wroblewski and InjectTek LLC, an unsigned true copy of which has been provided to Buyer (the “Hypertech Agreement”).

(vi) a certificate executed by the Company stating that the conditions specified in Sections 7.1(a) through Section 7.1(h), inclusive, have been fully satisfied;

(vii) a recently dated certificate from the Secretary of State of the State of Florida confirming that the Company is in good standing in such State; and

(viii) a duly executed certificate from Seller of non-foreign status in the form and manner that complies with section 1445 of the Code and the Treasury regulations promulgated thereunder (each a “FIRPTA Certificate”); provided, however, that, notwithstanding anything to the contrary contained herein, if Seller fails to deliver a FIRPTA Certificate and Buyer elects to proceed with the Closing, Buyer shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from the Purchase Price.

(b) Buyer shall deliver, as the case may be:

(i) to Seller, by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) business days prior to the Closing Date, the Cash Purchase Price;

(ii) the Escrow Agreement, executed by Buyer and the Escrow Agent together with delivery to the Escrow Agent of three (3) or more certificates representing the Shares issued in the name of Seller;

(iii) the Employment Documents executed by Buyer;

(iv) a certificate executed by Buyer stating that the conditions specified in Sections 7.2(a) through Section 7.2(d), inclusive, have been fully satisfied.

2.5 Allocation. Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the “Asset Allocation Statement”) allocating the Purchase Price. Buyer shall prepare and deliver to Seller from time to time revised copies of the Asset Allocation Statement (the “Revised Asset Allocation Statements”) so as to report any matters on the Asset Allocation Statement that need updating (including Purchase Price adjustments, if any). Neither the Asset Allocation Statement nor any Revised Asset Allocation Statement shall assign more than $600,000 towards the non-compete provisions contained in this Agreement. Should any Asset Allocation Statement or Revised Asset Allocation Statement assign more than $600,000 towards the non-compete provisions contained in this Agreement, upon written request from Seller, the Purchase Price shall be adjusted upward in an amount equal to 25% of such excess allocation. The Purchase Price paid by Buyer for the Transferred Interests shall be allocated in accordance with the Asset Allocation Statement or, if applicable, the last Revised Asset Allocation Statement provided by Buyer to the Seller, and all Tax Returns and reports filed by Seller and Buyer shall be prepared consistently with such allocation. The Asset Allocation Statement (and, if applicable, all Revised Asset Allocation Statements) shall be prepared in the manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

3. REPRESENTATIONS AND WARRANTIES

OF COMPANY AND THE SELLER PARTIES

The Seller Parties hereby jointly and severally make to Buyer (except for Section 3.35 which is made to Buyer and Parent) the representations and warranties set forth in Sections 3.1 through 3.36, inclusive. It is understood and agreed that any references to the Company in this Article 3 or elsewhere in this Agreement includes the predecessors to the Company, unless the context clearly requires otherwise.

3.1. Organization; Authority and Qualification.

(a) The Company (i) is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, (ii) has the power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder and (iii) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified.

(b) Seller and Mr. Wroblewski have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder.

3.2 Capitalization.

(a) Seller owns of record all of the outstanding membership interests in the Company.

(b) There are no existing options, warrants, rights, commitments or other agreements of any character to which Seller is a party or, to the knowledge of Seller or Mr. Wroblewski, is binding on Seller, requiring, or which upon conversion or exchange would require, the issuance, sale or transfer of any membership interest in the Company or of securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests in the Company.

(c) There are no existing options, warrants, rights, commitments or other agreements of any character to which the Company is a party or which is binding on the Company requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any membership interest in the Company or of securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests in the Company.

(d) Seller owns the Transferred Interests being sold by Seller free and clear of any and all Liens and Buyer will acquire good and valid title to the Transferred Interests, clear of all Liens.

(e) The Company has no subsidiaries and does not own any interest in any other Person.

3.3 Authorization and Binding Effect.

(a) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company and its members. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

(b) This Agreement has been duly executed and delivered by each Seller Party and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms.

3.4 Execution, Delivery and Performance.

(a) The execution, delivery, and performance by the Company of this Agreement does not and will not (i) violate or breach the Governing Documents of the Company, (ii) violate or conflict with any applicable law, (iii) violate, conflict with, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice, or with the passage of time) any agreement, Contract, or instrument to which the Company is a party or by which any of its assets are bound or (iv) result in the creation or imposition of any Lien upon any assets of the Company.

(b) The execution, delivery and performance by Seller of this Agreement does not and will not (i) violate or conflict with any applicable law or (ii) conflict in any way with any material contract to which Seller is a party or by which Seller is bound.

(c) The execution, delivery and performance by Mr. Wroblewski of this Agreement does not and will not (i) violate or conflict with any applicable law or (ii) conflict in any way with any material contract to which Mr. Wroblewski is a party or by which Mr. Wroblewski is bound.

3.5 Governmental and Other Consents. Other than as set forth on Schedule 3.5, no Permit, consent or approval of, or exemption or other action by, any Person is, or will be, required in connection with any Seller Party’s execution and delivery of this Agreement or with the performance by any Seller Party of its obligations under this Agreement.

3.6 Intellectual Property Rights. Schedule 3.6 contains a complete list of all of the Intellectual Property Rights that relate to, are used, or are held for use by the Company including the Wroblewski Software (the “Intellectual Property Assets”). All Intellectual Property Assets set forth or required to be set forth on Schedule 3.6 are subsisting, valid and enforceable by the Company.

3.7 Ownership.

(a) Except set forth on Schedule 3.7(a), the Company is the sole and exclusive owner of all the Intellectual Property Assets, including, without limitation, with respect to the Software, the Calibrations and the Certifications, which Intellectual Property Assets are held free and clear of any Liens (other than Permitted Liens), and no other Person has or shall have any claim of ownership or other interest, license or rights with respect to such Intellectual Property Assets.

(b) Except set forth on Schedule 3.7(b), Mr. Wroblewski is the sole and exclusive owner of the Wroblewski Software, which software is held free and clear of any Liens (other than Permitted Liens), and no other Person has or shall have any claim of ownership or other interest, license or rights with respect to such software

3.8 Transfer.

(a) Except as set forth on Schedule 3.8(a), the Company has not assigned, transferred, conveyed, or otherwise encumbered to any other Person, any right, title, or interest to or in any Intellectual Property Assets or any of its Know-How, including, without limitation, with respect to the Software, the Calibrations and the Certifications.

(b) Except as set forth on Schedule 3.8(b), Mr. Wroblewski has not assigned, transferred, conveyed, or otherwise encumbered to any other Person, any right, title, or interest to or in the Wroblewski Software.

3.9 Infringement.

(a) The Intellectual Property Assets and Know-How do not interfere with, violate, or infringe or involve any misappropriation of any Intellectual Property Rights of any Person.

(b) The Wroblewski Software does not interfere with, violate, or infringe or involve any misappropriation of any Intellectual Property Rights of any Person.

3.10 Pending Applications. There is no pending patent or copyright application of any Person, which application, if issued, may cover the manufacture, use, marketing, importation, or sale of any of the Intellectual Property Assets, including the Software, the Calibrations or the Certifications.

3.11 Knowledge. Except as set forth on Schedule 3.11, to Seller’s Knowledge, there are no circumstances that would: (a) adversely affect the commercial utility or use of any of the Intellectual Property Assets or the Wroblewski Software; or (b) render Buyer, the Company or any Seller Party liable to any Person for patent or copyright infringement or trade secret or other Intellectual Property Right infringement or misappropriation as a consequence of Buyer’s or the Company’s manufacture, assembly, marketing, sale or use of any Product or any portion thereof.

3.12 Other Arrangements. Other than as set forth on Schedule 3.12, there are no collaborative, licensing, material transfer, supply, distributorship or marketing agreements or arrangements or other similar agreements to which the Company, any Seller Party or any of their respective Affiliates is a party relating to any Product or the Intellectual Property Assets or Know-How, nor has the Company or any Seller Party granted any rights to any Person with respect to any Product or any of the Company’s Intellectual Property Assets or Know-How.

3.13 Other Products. Other than as set forth on Schedule 3.13, neither the Company or any Seller Party nor any of their respective Affiliates is currently engaged in any research or development programs or engineering services or other assistance for any other products similar to any of the Products.

3.14 Certifications. Attached hereto as Schedule 3.14 is a list of all current Certifications received and pending applications for Certificates submitted by the Company on the Company’s behalf with respect to Products along with a copy of each such Certification, which Certifications are in full force and effect. The execution, delivery and performance of this Agreement by Seller and the Company does not, and will not adversely effect the Company’s right under or ability to use the Certifications in the same manner as the Certifications are used immediately prior to the Effective Time and in the manner proposed to be used by Buyer and the Company after the Closing.

3.15 Pro Forma Balance Sheet. Attached to this Agreement as Schedule 3.15 is the pro forma balance sheet of the Company (the “Pro Forma Balance Sheet”) dated September 3, 2010 (the “Pro Forma Balance Sheet Date”). Except as described on Schedule 3.15, the Pro Forma Balance Sheet (i) was prepared from the regular financial books and Records of the Company, (ii) accurately reflects in all material respects the transactions, assets, liabilities, earnings and other results of operations of the Company as included therein, and (iii) is complete and correct in all material respects. There is no indebtedness or other Liabilities (whether accrued, absolute, contingent, by guarantee, indemnity or otherwise), except those (i) disclosed in the Pro Forma Balance Sheet or (ii) incurred in the Ordinary Course of Business since the Pro Forma Balance Sheet Date.

3.16 Sufficiency of and Title to Assets. Except as set forth on Schedule 3.16, the Company has good and marketable title to all of the assets owned or used by it in the course of its business (excluding Intellectual Property Rights, which is addressed in Sections 3.6, 3.7 and 3.8), free and clear of all Liens other than Permitted Liens. Such assets constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted and has historically been conducted or that are used or held by the Company for use in the operation of the Company’s business. The operation of the Company’s business as it is now conducted and has historically been conducted is not dependent upon the right to use the personal property of any Person other than the Company, except for such personal property that is owned by, leased, licensed or otherwise contracted to the Company. Except as set forth on Schedule 3.16, immediately following the Closing, all of such assets will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such assets.

3.17 Company Contracts.

(a) Schedule 3.17(a) lists each Company Contract including, without limitation, each of the Company Contracts of the type described in subparagraphs (i) through (x) below:

(i) any licensing agreement for the license of trademarks or service marks to be used in connection with the design, development, manufacture or sale of Products or services;

(ii) any contract or purchase order to license, sell, maintain, or service Products or provide consulting, engineering or other services to and for any customer;

(iii) any contract for the purchase or sale of any assets or property relating to or used or held for use in connection with the conduct of the business of the Company for consideration in excess of $10,000.00;

(iv) any contract for the lease or sublease as lessee, lessor, sublessee or sublessor of personal property used or held for use by the Company requiring payments in excess of $1,000.00 (each, a “Personal Property Lease”);

(vi) any license or sublicense of computer software, including databases, used by the Company other than end-user licenses of pre-packaged software widely available in the marketplace;

(vi) any contract with or in respect to any director, officer or employee of the Company and any contracts with provisions which would be put into effect and which would otherwise, by their plain meaning, affect the contract as a result of the death, disability or termination of employment or relationship of any director, officer, or employee of the Company;

(vii) any contract or agreement containing non-competition covenants limiting the freedom of the Company to operate or to sell, transfer or otherwise dispose of any assets or property relating to or used or held for use in connection with the business of the Company or which would so limit the freedom of Buyer after the Closing Date, or any exclusive or non-terminable licensing agreement with respect to any Intellectual Property;

(viii) any partnership, joint venture, teaming, consortium, or other similar contract, arrangement or agreement relating to the Company;

(ix) any development contracts relating to the Company; or

(x) any agency, dealer, franchise or similar agreement relating to the Company.

(b) Except as set forth on Schedule 3.17(b) (i) all of the Company Contracts are valid, binding and in full force and effect, and the Company has not been notified in writing by any party of such party’s intention or desire to terminate any such Company Contract or modify it in any material respect, (ii) the Company has not violated or breached, or declared or committed any default under, any Company Contract, (iii) to Seller’s Knowledge, no other Person has violated, breached, declared, or committed any default under any Company Contract and no event has occurred, and no circumstance or condition exists, or will, as a result of the Contemplated Transactions, exist, that will (A) result in a material breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel or terminate such Company Contract or otherwise prevent the Company or Buyer from continuing to enjoy the full rights and benefits of any Company Contract, (iv) neither the Company nor any Seller Party has received any outstanding written notice regarding any breach of, or default under, any Company Contract and (v) the Company has not waived any right under any Company Contract.

3.18 Receivables. Schedule 3.18 accurately lists the amount and age of the Accounts Receivable of the Company as of the Pro Forma Balance Sheet Date (all subject to the amount of reserves therefor included in the Interim Balance Sheet). Each Account Receivable reflected or required to be reflected on the Interim Balance Sheet and each Account Receivable arising since the date thereof was generated in the Ordinary Course of Business and reflected a bona fide obligation for the payment of goods or services provided by the Company (subject to the reserves therefor). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any Company Contract with any obligor of an Accounts Receivable relating to the amount and validity of such Accounts Receivable.

3.19 Inventories. Schedule 3.19 accurately list the Inventories of the Company as of the date of this Agreement. All items included or required to be set forth on Schedule 3.19 consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of the Company except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of the Company as of the Closing Date, as the case may be. The Company is not in possession of any inventory not owned by the Company, including goods already sold. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of the Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in relation to the present circumstances of the Company.

3.20 Real Property. The Company does not own any real property and is not a party to any Real Property Leases.

3.21 Absence of Certain Events. Except as set forth on Schedule 3.21, since the Pro Forma Balance Sheet Date: (a) the Company has operated in the Ordinary Course of Business; (b) there has not been any event, circumstance or condition that has had, or is reasonably likely to have, a Material Adverse Effect; and (c) the Company has not taken any action or failed to take any action which would have violated any of the covenants of Section 5.2 if such covenants had been given as of such date.

3.22 Customers and Suppliers. Schedule 3.22 accurately lists all customers of and suppliers to the Company to whom sales or from whom purchases have been made at any time during 2009 or 2010 in excess of $10,000.00, together with aggregate sales to each such customer and aggregate purchases by each such supplier during 2009 and 2010. The Company has not received notice from any customer or supplier material to the Company threatening or otherwise providing any notice of its intention to cease or materially alter their business with the Company. Except as set forth on Schedule 3.22, none of the Company, any Seller Party, or any of their respective Affiliates nor any manager, director or officer of Company, has any direct or indirect interest in any competitor, supplier, customer, lessee, lessor, or personal property, or in any other Person with whom the Company does business.

3.23 Employees. Except as set forth on Schedule 3.23, the Company has no employees. Schedule 3.23 sets forth the name, position, hire date and current annual compensation of all those individuals currently providing services to the Company (“Company Employees”). No Company Employee has given written notice of intent to terminate employment if the Contemplated Transactions are completed. To Seller’s Knowledge, no Company Employee is in material breach of any term of any employment contract, patent or other proprietary information disclosure or non-competition agreement or any other contract or agreement relating to the right of such employee to be employed by the Company or an Affiliate of the Company and because of the nature of the business conducted by the Company.

3.24 Taxes. Except as set forth on Schedule 3.24:

(a) All Tax Returns required to have been filed prior to the Closing Date by or with respect to the Company have been duly and timely filed (subject to any extensions). Each such Tax Return correctly and completely in all respects reflects the Tax liability and all other information required to be reported thereon and each such Tax Return has been prepared in compliance with all applicable laws and regulations. All Taxes due and payable by the Company, whether or not shown on any Tax Return, have been paid as of the date hereof.

(b) There are no actions, Tax audits or Tax examinations by any Tax Authority in connection with assessing additional Taxes against or in respect of the Company for any past period. There is no dispute or claim concerning any Tax liability of the Company threatened, claimed or raised by any Tax Authority or of which the Company is otherwise aware. There are no Liens for Taxes upon the assets and properties of the Company.

(c) Taxes that the Company was or is required by law to withhold, collect or pay have been duly withheld or collected and, to the extent required, paid to the appropriate Tax Authority.

(d) The Company has not received any written ruling related to Taxes or entered into any agreement with a Tax Authority relating to Taxes that is now in effect.

(e) There are no outstanding waivers or agreements extending the statute of limitations in respect of Taxes of the Company nor have any such waivers or agreements been requested.

(f) No Seller Party is aware of any Claim that has ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes in that jurisdiction.

(g) No Seller Party is aware of the Company being involved in, subject to, or a party to, any joint venture, partnership, contract, agreement, or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

(h) No Seller Party has filed an affirmative election with any Tax Authority on Form 8832 to have the Company classified as an “association” taxable as a corporation for United States federal tax purposes.

(i) There are no Liens with respect to Taxes other than Permitted Liens.

(j) The Company is, and has since its formation, been treated as a “disregarded entity” for federal income tax purposes.

(k) Buyer will not be required to deduct and withhold any amount pursuant to Sections 1441 or 1445 of the Code upon the transfer of the Transferred Interests to Buyer.

3.25 Employee Benefit Plans. Except as set forth on Schedule 3.25, the Company is not a party to and does not participate in any Plan. The Company does not have any liability or contingent liability with respect to any Plan. For purposes of this Agreement, “Plan” means any “employee welfare benefit plan” or “employee pensions benefit plan” (as respectively defined in sections 3(1) and 3(2) of ERISA), cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, severance, medical, life, disability or other welfare benefit plan, or any other benefit plans, programs, agreements, policies, or arrangements and all employment termination, severance, or other employment contracts or employment agreements, whether written or oral, sponsored, established, maintained or contributed to or required to be contributed to currently, or at any time within the six (6) year period preceding the date of this Agreement, by the Company or any ERISA Affiliate for the benefit of any current or former employee and any related trust or funding medium.

3.26 Compliance With Laws. To Seller’s Knowledge: (a) the Company is in compliance in all material respects with all applicable laws, rules, regulations, and ordinances affecting the Company or the Transferred Interests; and (b) the Company has not violated, and is not in default in any material respect with respect to, any Order, settlement agreement or decree of, or any Permit or other authority from, any Governmental Entity.

3.27 Litigation. Except as set forth on Schedule 3.27, there are no Proceedings or audits, inquiries or investigations pending or, to Seller’s Knowledge, threatened against or directly affecting the Company, the Company Employees or the Transferred Interests, nor is the Company subject to any material Order. No Proceeding is pending or, to Seller’s Knowledge, threatened before any Governmental Entity seeking to restrain or prohibit the Company or any Seller Party from entering into or consummating this Agreement, or to prohibit the Closing, or seeking damages against the Company or any Seller Party or their properties as a result of the consummation of the Contemplated Transactions.

3.28 Environmental Matters. To Seller’s Knowledge, the Company has been and is currently in compliance in all material respects with all applicable environmental laws, statutes, regulations, orders, policies, guidelines, Permits or other legal requirements (“Environmental Laws”), including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

3.29 Product Liability. Except as set forth on Schedule 3.29, there has been no Claim, notice of Claim, Recall, demand, investigation or other indication received by the Company concerning potential or alleged defective Products or services. To Seller’s Knowledge, there is no material product quality, design, engineering or safety issue concerning any product developed, manufactured, distributed, licensed or sold by the Company. All products licensed or sold by the Company have complied in all material respects with all governmental, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

3.30 Relationships with Related Persons. Except as disclosed in Schedule 3.30, neither the Company nor to Seller’s Knowledge, any Affiliate or Related Person of the Company has, or since January 1, 2010 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s business. Neither the Company nor, to Seller’s Knowledge, any Affiliate or Related Person of the Company owns, or since January 1, 2010 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has: (a) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions disclosed in Schedule 3.30, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms; or (b) engaged in competition with the Company with respect to any line of the Products or services of the Company (a “Competing Business”) in any market presently served by the Company, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.30, no Affiliate or Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.31 Insurance. All of the properties, assets and operations of the Company are adequately insured for the benefit of the Company and will be so insured through the Closing Date. All insurance policies carried by or for the benefit of the Company are listed and described on Schedule 3.31. The Company has not received notice of any pending or threatened termination or non-renewal with respect to any insurance policy listed or required to be listed on Schedule 3.31, and the Company is not in default with respect to any obligation pursuant to any such insurance policy. Other than described on Schedule 3.31, there are no pending Claims against such insurance by the Company as to which insurers are defending under reservation of rights or have denied liability.

3.32 Brokers. No finder, broker, agent or other intermediary has worked for or on behalf of the Company or any Seller Party in connection with the negotiation or consummation of any of the Contemplated Transactions, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof, except for hourly rates of attorneys and accountants.

3.33 Solvency. The Company is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Company exceeds the present fair saleable value of the Company’s assets. Immediately after giving effect to the consummation of the Contemplated Transactions: (a) the Company will be able to pay its Liabilities as they become due in the usual course of its business; (b) the Company will not have unreasonably small capital with which to conduct its present or proposed business; (c) the Company will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company. The cash available to the Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.34 Bank Accounts; Lockboxes. Schedule 3.34 sets forth a list of each bank account maintained by the Company together with a list of each bank or other financial institution at which any lock box for the collection of Accounts Receivable of the Company is maintained, together with the identity of all Persons authorized to withdraw any funds contained in such accounts or lockboxes.

3.35 Investment Intent. Seller hereby makes, for the benefit of Buyer and Parent the following representations and warranties, which representations and warranties shall be true and correct as of the date hereof, the Closing Date and as of the date of any distribution of Shares from escrow under the Escrow Agreement: (a) all Shares to be acquired by Seller pursuant to this Section 2.2(b) will be acquired for Seller’s account and not with a view towards distribution thereof; (b) Seller must bear the economic risk of the investment in the Shares, which cannot be sold except as specified in clause (f) below; (c) Seller has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of the Parent and to obtain any additional information to the extent the Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; (d) Seller has had access to the Parent’s periodic filings with the Securities and Exchange Commission; (e) Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act; (f) Seller understands and acknowledges that the Shares cannot be sold unless the Shares are eligible for resale pursuant to Rule 144 under the Act (or under any other applicable exemption under the Act); and (g) the certificates representing the Shares to be received by Seller shall bear legends to the effect that the Shares may not be transferred except upon compliance with (x) the registration requirements of the Securities Act or an exemption therefrom, and (y) the provisions of this Agreement.

3.36 Other Information. The information furnished by the Company or any Seller Party to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by any of them at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading in any material respect. There is no fact to Seller’s Knowledge that has not been disclosed herein or in a writing by them to Buyer that materially affects the business, properties, assets, prospects or condition, financial or otherwise, of the Company.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

4.1 Organization and Good Standing. Buyer: (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (c) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified.

4.2 Authorization and Binding Effect. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Seller Parties and the Company) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

4.3 Execution, Delivery and Performance. The execution, delivery, and performance by Buyer of this Agreement do not: (a) violate or breach the Governing Documents of Buyer; (b) violate or conflict with any Applicable law; (c) violate, conflict with, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice, or with the passage of time) any agreement, contract, or instrument to which the Buyer is a party or by which any of its assets are bound; or (d) result in the creation or imposition of any Lien upon any assets of Buyer.

4.4 Governmental and Other Consents. No Permit or approval of, or exemption or other action by, any Person is required in connection with the Buyer’s execution and delivery of this Agreement or with the performance by Buyer of its obligations hereunder.

4.5 Parent Shares. As of the date hereof, Parent has available and reserved shares of Common Stock of Parent sufficient for issuance of the Shares pursuant to this Agreement. The Shares, when so issued pursuant to this Agreement, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all Liens created by or through Buyer. The Shares to be issued, when so issued, will not be registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof.

4.6 Brokers. Except as set forth on Schedule 4.6, no finder, broker, agent or other intermediary has worked for or on behalf of Buyer in connection with the negotiation or consummation of any of the Contemplated Transactions, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof except for attorney and accountant fees.

5. COVENANTS REGARDING INTERIM PERIOD

During the period from the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Section 9.1:

5.1 Full Access. The Seller Parties shall afford to Buyer and Buyer’s Representatives reasonable access during normal business hours to all assets, personnel, facilities, properties, accounts, books, records, information, contracts and documents of or relating to the business conducted by the Company, and shall furnish to them all information concerning the business conducted by the Company as they may reasonably request. Any access or investigation shall be on reasonable prior notice and shall be carried out in a manner designed to minimize disruption of the business conducted by the Company.

5.2 Conduct of the Business. Unless Buyer agrees otherwise in writing, or as otherwise expressly contemplated or permitted by this Agreement or required by any of the documents listed in any Schedule to this Agreement, the Company shall:

(a) operate in the Ordinary Course of Business;

(b) maintain the assets of the Company in good operating condition and repair and continue normal maintenance;

(c) not make any contract or commitment for, or incur, capital expenditures such that the total capital expenditures of the Company from January 1, 2010 through the Closing Date would exceed $10,000 in the aggregate;

(d) not sell, lease, assign, grant an exclusive or non-terminable license, transfer, mortgage, encumber, alienate or dispose of any assets of the Company;

(e) not lend or agree to lend any funds;

(f) not increase salaries or wages, declare bonuses, increase benefits, or institute any new benefit plan or program, except as specifically set forth on Schedule 5.2(f);

(g) comply in all material respects with all laws applicable to the Company;

(h) except as set forth in Schedule 5.2(h), not amend or in any way modify in a material respect any Company Contract identified or required to be identified on Schedule 3.17(a) or Schedule 3.17(b);

(i) not enter into any contract which obligates it to pay a sum greater than $10,000 in any one instance or $40,000 in the aggregate to any one Person, or obligates it for a period ending one year after the date of this Agreement (except for purchases from suppliers in the Ordinary Course of Business);

(j) not introduce any material change with respect to the operation of the Company, including any method, principle or practice of accounting;

(k) not declare or pay any dividends or other similar distributions;

(l) not merge into or with or consolidate with, any other Person or acquire the business or assets of any Person;

(m) promptly notify Buyer of any event or condition of which a Seller has Knowledge and which would or may cause any condition precedent in Article 7 hereof not to be fulfilled;

(n) take no action to implement any layoff of employees; and

(o) not agree to or make any commitment to take any actions prohibited by this Section 5.2.

5.3 Notices of Certain Events. The Company and each Seller Party shall promptly notify Buyer of:

(a) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(b) any notice or communication from any Governmental Entity in connection with the Contemplated Transactions;

(c) any Proceedings commenced or, to Seller’s Knowledge, threatened against (i) the Company or any Seller Party or (ii) the consummation of the Contemplated Transactions;

(d) the damage or destruction by fire or other casualty of any asset of the Company or any material part thereof, or in the event that any asset of the Company or part thereof becomes the subject of any proceeding or, to Seller’s Knowledge, threatened proceeding for the purpose of taking all or any part thereof or right relating thereto by condemnation, eminent domain or other similar governmental action;

(e) any notice from a customer whose purchases from the Company exceeded $40,000 during either of 2009 or 2010, stating such customer’s intention to terminate or substantially curtail, or amend in a material respect which would be adverse to the Company or its relationship with the Company;

(f) any notice from a Person from whom the Company purchased in excess of $40,000 during either of 2009 or 2010, stating such Person’s intention to terminate or substantially curtail its relationship with the Company; and

(g) the occurrence of any event that causes any of the representations and warranties of any of the Seller Parties in this Agreement to be or become untrue or inaccurate in any material respect.

5.4 Preservation of Business and Relationships. The Company and the Seller Parties shall use all commercially reasonable efforts to preserve its business organizations intact, to keep available to Buyer the present officers and employees of the Company and to preserve the Company’s present relationship with suppliers, customers and others having business relationships with them.

5.5 Payment of Liabilities. The Company shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.

5.6 Website Ownership. Seller and Mr. Wroblewski shall take all action necessary to have the website(s) and/or Internet domain names used in the business conducted by the Company assigned to Company on or before the Closing Date with the appropriate internet service providers such that the Company obtains administrative and technical control or ownership of such website(s) and/or domains.

5.6 No Shop. From the date of this Agreement until the earlier of: (a) the Closing Date, or (b) the termination of this Agreement, none of the Seller Parties shall, and shall cause their respective members, officers, directors, employees, Affiliates and other agents, as applicable, not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company or the Wroblewski Software, other than in connection with the Contemplated Transactions. The Seller Parties shall promptly advise Buyer of the terms of any offer, proposal or indication of interest that any of them receives or of which any of them otherwise becomes aware.

5.8 Consents to Transactions. If any of the Contemplated Transactions would constitute a breach or default of, or give rise to a right of termination or cancellation under, or in any way materially adversely affect the rights of the Company under, a Company Contract, unless the consent of a party to such Company Contract has been obtained, then prior to the Closing, the Company and each Seller Party shall use commercially reasonable efforts to obtain the consents of such other party unless the Buyer notifies the Seller in writing that such consent is not necessary or desirable in connection with the Contemplated Transactions.

5.9 Actions to Effect the Contemplated Transactions. The Company, each Seller Party and Buyer shall each use reasonable Best Efforts to approve or cause to be approved, and effect or cause to be effected, the Contemplated Transactions, including without limitation: (a) taking all actions necessary or appropriate to satisfy all conditions precedent and to enable the delivery at Closing of the agreements and documents contemplated by Article 7 (other than action involving the payment of funds which it or he is not otherwise obligated to make); (b) executing and filing such documents and certificates as may be necessary or appropriate; and (c) using all commercially reasonable efforts to obtain all Required Consents (as hereinafter defined).

5.10 Software. Except as set forth on Schedule 5.10, none of the Seller Parties will disclose to or provide a copy of all or any portion of the Software or any Calibrations, or the related data needed to obtain corresponding Certifications, to any other Person other than the EPA or CARB in connection with applying for Certifications.

6. POST CLOSING COVENANTS

6.1 Consents. If obtaining any consents, transfers of any Permits or other actions by Seller or Mr. Wroblewski is necessary or desirable in Buyer’s reasonable opinion to facilitate any objective as respects the business conducted by the Company or its future operations after Closing, the Seller, Mr. Wroblewski and Buyer shall each use all commercially reasonable efforts to obtain any such consents, transfers of any Permits or other actions, provided such actions shall not require the payment of more than a de minimus amount of money or other expenditure of funds by Seller or Mr. Wroblewski.

6.2 Employee Matters. Seller shall provide Buyer with completed I-9 forms and attachments with respect to all employees of the Company, except for such employees the Seller certifies in writing to Buyer are exempt from such requirement.

6.3 Noncompetition; Non-Solicitation.

(a) Subject to the provisions of Section 6.3(b), as a part of the inducement to Buyer to enter into this Agreement, each of Seller and Mr. Wroblewski (each, a “Restricted Party” and together the “Restricted Parties”) hereby agrees that for a period of four (4) years from and after the Closing Date (the “Restricted Period”), the Restricted Party shall not, and shall cause each Restricted Affiliate not to, without the prior written consent of Buyer, directly or indirectly, serve as an officer, director, or partner or member of, or be employed by or serve as a consultant with, or have an equity or equity-like interest in, or otherwise own, manage, operate or control, directly or indirectly, any business, firm, entity or other Person which is engaged anywhere in the world in providing consulting and/or engineering services to customers in the United States related to the conversion of motor vehicle engines to alternative fuels or in any other business that the Company was engaged in at any time during the twelve (12) months preceding the Closing Date or which the Company has or had under design, development or consideration during such twelve (12)-month period; provided, however, Restricted Parties shall not be prohibited from engaging in activities involving high performance racing applications with 85% or greater ethanol engines.

(b) During the Restricted Period, each Restricted Party shall not, directly or indirectly, and shall cause each Restricted Affiliate not to (i) induce or attempt to induce any employee of the Company on the Closing Date who is hired by Buyer or any Buyer Affiliate to leave the employ of Buyer or such Buyer Affiliate, or in any way interfere with the relationship between any such employee and the Buyer or such Buyer Affiliate, (ii) hire directly or through an entity any Person who was an employee of the Company on the Closing Date (except, in the case of clauses (i) and (ii) of this Section 6.3(b), any employee who was involuntarily discharged by Buyer or any Buyer Affiliate on or after the Closing Date for any reason other than for the violation of any non-competition, non-disclosure or other restrictive covenants with Buyer or a Buyer Affiliate).

(c) During the Restricted Period, the Restricted Party agrees that it will not, and it will cause the Restricted Affiliates not to, induce or attempt to induce any customer or supplier of the Company on the Closing Date to cease doing business with the Company and/or Buyer, or in any way interfere with the relationship between any such customer or supplier and the Company and/or Buyer.

(d) Each of the Restricted Parties agrees not to disclose any Confidential Information to any Person or use any Confidential Information in any manner; provided, however, it shall not be a breach of this subsection (d) for a Restricted Party to provide a copy of this Section 6.3 and of the definitions of the terms referred to in this Section 6.3 to such Restricted Party’s attorneys, accountants, financial advisors or prospective employers.

(e) Each Restricted Party acknowledges that any breach of the provisions of this Section 6.3 by any Restricted Party will result in irreparable injury to Buyer and the Company (following the consummation of the Contemplated Transactions), and that Buyer’s remedies at law would be inadequate and insufficient. Accordingly, in the event of any such breach of any of the provisions of this Section 6.3, Buyer shall be entitled to preliminary and/or permanent injunctive relief, in addition to all such other legal and equitable remedies as may be available to Buyer therefor. In the event any of the provisions of this Section 6.3 are determined by a court of competent jurisdiction to be contrary to any applicable law, or for any reason to be unenforceable or invalid as written, the parties acknowledge that such court, if permitted by applicable law, shall modify any of such provisions so as to permit enforcement thereof as so modified. If a Restricted Party is finally determined by any court of competent jurisdiction to have violated any of its obligations under this Section 6.3, then the time period hereunder shall be extended with respect to that Restricted Party by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

6.4 Customer and Other Business Relationships. After the Closing, each of Seller and Mr. Wroblewski, to the extent of their relationships existing as of the Closing Date, will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Company existing prior to the Closing, including relationships with customers, suppliers, lessors, employees, regulatory authorities, licensors, and others. Seller and Mr. Wroblewski will refer to Buyer all inquiries relating to such business relationships. Each of Seller and Mr. Wroblewski shall not, directly or through any of his or her agents or Affiliates, intentionally take any action that he, she or it knows, or expects, would either diminish in any material respect the value of the business conducted by the Company after the Closing or interfere in any material respect with the business conducted by the Company after the Closing, including disparaging the name or business of the Company or Buyer.

6.5 Tax Matters.

(a) Transfer Taxes. Seller and Mr. Wroblewski shall (i) be responsible for (and shall indemnify and hold harmless Buyer against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Tax Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

(b) Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Transferred Interests for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer and Seller as of 12:01 a.m. eastern standard time on the Closing Date. With respect to Taxes described in this Section 6.5(b), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Tax Authority payment for Taxes, which are subject to proration under this Section 6.5 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

(c) Cooperation on Tax Matters.

(i) Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Transferred Interests as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(ii) Seller shall deliver to Buyer, and Buyer shall retain possession of, copies of all accounting, business, financial and Tax records and information relating to the Transferred Interests that are in existence on the Closing Date and transferred to Buyer hereunder for a period of at least three (3) years from the Closing Date. Buyer shall give Seller notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Buyer shall provide access to Seller (after prior notice and during normal business hours), to the books, records, documents and other information relating to the Transferred Interests as is reasonably necessary for Seller to properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

(d) The Seller Parties shall be liable for, and shall indemnify and hold Buyer and Parent harmless against (without taking into account any of the limitations elsewhere in this Agreement) (i) Taxes imposed on the Company (including, but not limited to, as a transferee, successor, by contract, or otherwise) with respect to taxable periods ending on or before the Closing Date; (ii) any breach of or inaccuracy in any representation or warranty of Seller Parties in Section 3.24 and (iii) all fees, costs and expenses incurred by Buyer or Parent in connection with the determination or resolution of any Taxes that are the responsibility of Seller or Mr. Wroblewski under this Section 6.5, including without limitation, for attorneys, accountants and experts.

(e) Buyer, Seller and Mr. Wroblewski will work together in good faith to resolve any dispute as to any matter covered by this Section 6.5.

6.6 Publicity. Neither the Seller Parties (pre-Closing), on the one hand, nor Seller or Mr. Wroblewski (after the Closing) on the other hand, shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the Buyer, which approval will not be unreasonably withheld. Buyer will afford Seller the opportunity to review any press release or public announcement concerning this Agreement or the Contemplated Transactions but under no circumstances shall Seller’s approval be required. Seller understands that Buyer may be obligated to make public disclosures about the transaction and file this agreement with the Securities and Exchange Commission.

7. CONDITIONS TO THE CLOSING

7.1 Conditions of Buyer’s Obligation. Buyer’s obligation to effect the Contemplated Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties. Each representation and warranty set forth in Article 3 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the Contemplated Transactions.

(b) Covenants. The Seller Parties will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by any of them pursuant to the Transaction Documents prior to the Closing.

(c) Compliance with Applicable Laws. The consummation of the Contemplated Transactions will not be prohibited by any requirement arising under any Proceeding, law, treaty, rule, regulation or ordinance, or subject Buyer, the Company, the Transferred Interests to any penalty or Liability arising under any applicable Legal Requirement or imposed by any Governmental Entity.

(d) Proceedings. No Proceeding will be pending or threatened before any Governmental Entity the result of which could prevent or prohibit the consummation of any of the Contemplated Transactions, cause any such Transaction to be rescinded following consummation, or adversely affect Buyer’s right to conduct the business conducted by the Company or the Company’s performance of its obligations pursuant to the Transaction Documents, and no Order having any such effect will exist.

(e) No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under any applicable Legal Requirement or Order.

(f) Required Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Entity that are required for the consummation of the Contemplated Transactions (together, the “Required Consents”) will have been duly made or obtained.

(g) Due Diligence. Buyer shall have completed its due diligence, including without limitation, any customer due diligence calls, and shall have been satisfied with the results of such due diligence in its sole and absolute discretion.

(h) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event or condition that, taken alone or collectively, has had or could likely have a Material Adverse Effect.

(i) Seller Closing Documents. The Seller Parties will have delivered to Buyer the following documents:

(i) the documents listed in Section 2.4(a)(i) through (viii); and

(ii) such other documents relating to the Contemplated Transactions as the Buyer reasonably requests from the Seller Parties and which are customary in similar transactions.

All limited liability company and other proceedings or actions taken or required to be taken by the Company in connection with the Contemplated Transactions, and all documents incident thereto, must be reasonably satisfactory in form and substance to Buyer and its legal counsel. Any condition set forth in this Section 7.1 may be waived only in a writing executed by Buyer.

7.2 Conditions of Seller Parties’ Obligations. The Seller Parties’ obligation to effect the Contemplated Transactions at the Closing are subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties. Each representation and warranty set forth in Article 4 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the Contemplated Transactions.

(b) Covenants. Buyer will have performed in all material respects each covenant or other obligation required to be performed by it pursuant to the Transaction Documents prior to the Closing.

(c) Compliance with Applicable Laws. The consummation of the Contemplated Transactions will not be prohibited by any Legal Requirement or subject any Seller Party to any penalty or Liability arising under any Legal Requirement or imposed by any Governmental Entity.

(d) Proceedings. No Proceeding will be pending or threatened before any Governmental Entity the result of which could prevent or prohibit the consummation of any of the Contemplated Transactions, cause any such Contemplated Transaction to be rescinded following such consummation or adversely affect Buyer’s performance of its obligations pursuant to the Transaction Documents, and no Order having any such effect will exist.

(e) Buyer Closing Documents. Buyer will have delivered:

(i) the cash contemplated by Section 2.4(b)(i) to Seller;

(ii) the documents listed in Section 2.4(b)(ii) through (iv) to Seller or Escrow Agent, as the case may be; and

(iii) such other documents relating to the Contemplated Transactions to be consummated at the Closing to Seller or the Seller Parties as any Seller Party may reasonably request from Buyer and which are customary in similar transactions.

All corporate and other proceedings or actions taken or required to be taken by Buyer in connection with the Contemplated Transactions, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Seller Parties and their legal counsel. Any condition set forth in this Section 7.2 may be waived only in a writing executed by the Seller.

8. INDEMNIFICATION

8.1 Indemnification by Seller and Mr. Wroblewski. The Seller and Mr. Wroblewski shall, jointly and severally, indemnify, defend and hold harmless Buyer, each of its officers, directors, employees, shareholders, and subsidiaries and other affiliates and their respective successors and assigns (collectively, the “Buyer Group”) from, against and in respect to all demands, claims, actions or causes of action, assessments, loss, damage, liability, cost or expense (including, but not limited to, interest, penalties and all costs and expenses including legal fees incurred in enforcing this indemnity) (collectively, “Buyer Indemnity Claims”) asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, arising out of, because of or resulting from, in whole or in part:

(a) any breach of any warranty or any misrepresentation by the Seller Parties of any of the representations or warranties made in or pursuant to this Agreement;

(b) any breach of any covenant made by the Seller Parties in or pursuant to this Agreement;

(c) all undisclosed, contingent and unknown Liabilities of the Company;

(d) any Buyer Indemnity Claim arising from a violation of law by the Company which violation occurred at any time prior to the Closing or which arises from facts or circumstances occurring prior to the Closing, including, without limitation, any law, rule, or regulation relating to employee safety, prevailing wages, discrimination and/or benefits; and

(e) any and all reasonable costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.1.

8.2 Indemnification by Buyer. The Buyer shall indemnify, defend and hold harmless the Seller and Mr. Wroblewski (collectively, the “Seller Group”) from, against and in respect to all demands, claims, actions or causes of action, assessments, loss, damage, liability, cost or expense (including, but not limited to, interest, penalties and all costs and expenses including legal fees incurred in enforcing this indemnity) (collectively, “Seller Indemnity Claims”) asserted against, resulting to, imposed upon or incurred by any member of the Seller Group, directly or indirectly, arising out of, because of or resulting from, in whole or in part:

(a) any breach of any warranty or any misrepresentation by Buyer of any of Buyer’s representations or warranties made in or pursuant to this Agreement;

(b) any breach of any covenant made by Buyer in or pursuant to this Agreement; and

(c) any and all reasonable costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.2.

8.3 Third Party Claims. In the case of any claim asserted by a third party against any Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the applicable Seller Parties or Buyer, as the case may be (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that: (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party; (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense; and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is actually prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such claim or litigation, shall not consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s tax liability or, if the Buyer is the Indemnified Party, the ability of the Buyer to conduct the business conducted by the Company, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article 8 and the records of each shall be available to the other with respect to such defense. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnified Party.

8.4 Limitations on Indemnification Payments From Escrow Fund.

(a) The obligations of the Seller Parties to indemnify under Section 8.1 shall terminate on the eighteen (18) month anniversary of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, no indemnification under Section 8.1 or Section 8.2 shall be made by any Indemnifying Party, and an Indemnifying Party shall not have any liability under such Section with respect to any Claim, unless the aggregate amount of Claims subject to indemnification pursuant thereto and due the party or parties being indemnified shall exceed Twenty-Five Thousand Dollars ($25,000) (the “Deductible”), and once the Deductible is exceeded the Indemnifying Party shall indemnify the Indemnified Party, and shall be liable, for the amount of all Claims exceeding the Deductible up to a maximum aggregate indemnification by any Indemnifying Party under this Article 8 of One Million Dollars ($1,000,000).

(b) In the event that (i) the Seller or Mr. Wroblewski are required to make a payment to any Indemnified Party pursuant to the terms of this Article 8 and (ii) at such time, Seller is entitled to payment from the Escrow Fund pursuant to Schedule 2.2(b), such payment pursuant to the terms of this Article 8 shall be satisfied first, by withdrawal from the Escrow Fund of that number of Shares which, when valued at the average of the Closing Prices on the five (5) Trading Days immediately preceding the payment, equal the amount due pursuant to the terms of this Article 8 (which Seller, on the one hand, and Buyer on the other hand, agree to jointly instruct the Escrow Agent, in writing, to do, in accordance with the terms and conditions of the Escrow Agreement), and second, if the Shares in the Escrow Funds have been exhausted, or if no Shares are then owing to Seller and Mr. Wroblewski pursuant to the terms of the Escrow Agreement, by the Seller and Mr. Wroblewski directly. Buyer may setoff against amounts otherwise due to Seller under Schedule 2.2(b) by reason of any claim Buyer may have against the Seller or Mr. Wroblewski under this Article 8 or otherwise.

8.5 Claims Against Company. Buyer Group will not be required after the Closing to make any claim against the Company or any other Buyer Group party in respect of any representation, warranty, covenant or any other obligation of the Seller Parties to Buyer hereunder or under any Transaction Document.

8.6 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto.

8.7 Payment of Uncontested Amounts. Subject to Section 8.4, the entire amount of any Indemnity Claim hereunder or, if and so long as any portion of such amount is unknown or contested by the Indemnifying Party, the known and uncontested amount of such claim, shall be paid by the Indemnifying Party promptly (but in no event more than thirty (30) days after such amount is known and uncontested). Subject to Section 8.4, any amount owed by the Indemnifying Party hereunder with respect to any such claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to the Indemnifying Party pursuant to this Agreement or otherwise.

8.8 Calculation of Losses. Payment by Indemnified Party of amounts for which Indemnified Party is entitled to be indemnified under this Agreement shall not be a condition precedent to recovery.

9. TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer or Seller if the Closing shall not have occurred on or before October 29, 2010; provided, however, that this provision shall not be available to Buyer if and so long as Seller has the right to terminate this Agreement under Section 9.1(d), and this provision shall not be available to Seller if and so long as Buyer has the right to terminate this Agreement under Section 9.1(c);

(c) by Buyer if there is a misrepresentation in or a material breach of any representation or warranty of Seller set forth in Article 3 or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition in Section 7.1 to be satisfied on or prior to the Closing Date; provided, however, that Buyer may not terminate this Agreement prior to the Closing unless Seller has been provided notice of such breach or failure and, if curable, shall have failed to cure the same within thirty (30) days of such notice; or

(d) by Seller if there is a misrepresentation in or a material breach of any representation or warranty set forth in Article 4 or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.2 to be satisfied on or prior to the Closing Date; provided, however, that the Seller may not terminate this Agreement prior to the Closing Date unless Buyer has been provided notice of such breach or failure and, if curable, shall have failed to cure the same within thirty (30) days of such notice.

9.2 Effect of Termination. In the event of termination of this Agreement, no Party shall have any Liability under this Agreement to any other Party, except for any willful breach of this Agreement occurring prior to the termination of this Agreement. Upon any such termination, each Party will redeliver all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same. The provisions of Section 10.7 shall continue in full force and effect notwithstanding any termination of this Agreement.

10. MISCELLANEOUS

10.1 Assignment; No Third Party Beneficiary. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer shall be entitled to assign its rights and delegate its duties under this Agreement to any wholly owned subsidiary of Buyer, so long as such assignee agrees in writing to be bound by the terms and conditions hereof, on a joint and several basis with Buyer, such written agreement to be in form and substance reasonably satisfactory to Seller. No such assignment shall relieve Buyer of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

10.2 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS, BOTH SUBSTANTIVE AND PROCEDURAL OF THE STATE OF FLORIDA (WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS OF FLORIDA LAW). Except as otherwise expressly provided for in this Agreement, each Party hereby irrevocably submits to the non-exclusive jurisdiction of the Federal District Court of Florida or the courts of the State of Florida located in Seminole County, Florida, for the adjudication of any dispute hereunder or in connection herewith or with any Contemplated Transactions, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is brought in an inconvenient forum or that the venue of such Proceeding is improper. Each of the Parties waives any rights to trial by jury it may have, whether the action is before a court of any judicial district in the State of Florida, the United States of America or otherwise.

10.3 Entire Agreement; Construction; Amendments and Waivers. This Agreement (including all agreements and other documents referenced herein) constitutes the entire agreement among the Parties and supersedes any prior understandings or agreements (including the Mutual Confidentiality Agreement between Buyer and the Company dated November 9, 2009), written or oral, that relate to the subject hereof. This Agreement may not be amended except by a writing signed by each Party hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Parties agree that all Parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any Party by virtue of the fact that any Party or its representatives prepared or drafted such agreements.

10.4 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein.

10.5 Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given when: (a) delivered personally or by facsimile (with provision for assurance of receipt in a manner typical with respect to communications of that type); (b) one business day after deposit with an overnight courier; or (c) five (5) days after mailing when sent by registered or certified mail, return receipt requested, addressed to the address set forth below. If notice is sent by registered or certified mail, postage will be prepaid.

If to Buyer, to:

IMPCO Technologies, Inc.

3030 South Susan Street

Santa Ana, CA 92704

Attention: Richard Nielsen, General Manager

Fax: (714) 656-1400

with a copy, which shall not constitute notice, to:

Day Pitney LLP

By Mail

7 Times Square

Broadway between 41st and 42nd Streets

New York, NY 10036

Attention: Ronald H Janis, Esq.

Facsimile: (212) 881-9023

If to a Seller Party or, prior to Closing, the Company, to:

Gerald Wroblewski

3008 Alatka Court

Longwood, FL 32779

Attention: Gerald Wroblewski

Facsimile: (407) 829-8634

with a copy, which shall not constitute notice, to:

Holland & Knight

200 South Orange Avenue, Suite 2600

Orlando FL 32801

Attention: Glenn A. Adams, Esq.

Facsimile: (407) 244-5288

Either Party may change its address at any time by giving written notice to the other Party in the manner specified above.

10.6 Expenses. Except as otherwise specified in this Agreement, each Party shall pay its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and carrying out the Contemplated Transactions including without limitation the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals. Notwithstanding the foregoing, Seller and Mr. Wroblewski shall pay all such costs and expenses of the Company prior to Closing.

10.7 Confidentiality. Any and all information disclosed by Buyer to Seller or by Seller to Buyer in connection with the negotiations leading to and the execution of this Agreement, or in furtherance thereof, which information was not already known to the Party receiving the disclosure, is and shall remain confidential to the disclosing Party and its respective Affiliates, employees and agents. Each Party agrees not to divulge or disclose or use any such information for its benefit or purposes not associated with and necessary for the performance of its respective obligations hereunder or the consummation of the Contemplated Transactions at any time in the future unless it has otherwise become public other than by breach hereof by the receiving Party. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to any of the Parties.

10.8 Survival. Articles 2, 3, 4, 5, 6, 7, 8, Section 9.2 and Article 10 will survive the Closing.

10.9 Authority to Sign. Each Party represents that the person signing this Agreement has all right, power and authority to sign this Agreement on behalf of such Party.

10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by facsimile shall be fully binding.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

/s/ Tana Wroblewski
Tana Wroblewski, individually

COMPANY:

EVOTEK LLC

By:	/s/ Tana Wroblewski
	Name:	Tana Wroblewski
	Title:	Manager

/s/ Gerald Wroblewski
Gerald Wroblewski, individually

BUYER:

IMPCO TECHNOLOGIES, INC.

By:	/s/ Matthew Beale
	Name:	Matthew Beale
	Title:	Executive Vice President and Secretary

And, with respect only to Section 2.2(b),

FUEL SYSTEMS SOLUTIONS, INC.,

By:	/s/ Matthew Beale
	Name:	Matthew Beale
	Title:	President, Chief Financial Officer and Secretary

[Signature Page to Equity Purchase Agreement]